Exhibit (p)(13)

Invesco Advisers, Inc.

CODE OF ETHICS

January 1, 2010

TABLE OF CONTENTS

Section	Item				Page
I.	Introduction				3
II (A)	Statement of Fiduciary Principles				3
II (B)	Compliance With Laws, Rules and Regulations; Reporting of Violations				3
III.	Limits on Personal Investing				4
	A.	Personal Investing			4
		1	Pre-clearance of Personal Securities Transactions		4
			•Blackout Period		4
			•Investment Personnel		4
			•De Minimis Exemptions		5
		2	Prohibition of Short-Term Trading Profits		5
		3	Initial Public Offerings		6
		4	Prohibition of Short Sales by Investment Personnel		6
		5	Restricted List Securities		6
		6	Other Criteria to Consider in Pre-Clearance
		7	Brokerage Accounts		6
		8	Reporting Requirements		7
			a.	Initial Holdings Reports	7
			b.	Quarterly Transactions Reports	7
			c.	Annual Holdings Reports	8
			d.	Discretionary Managed Accounts	8
			e.	Annual Certification	8
		9	Private Securities Transactions		9
		10	Limited Investment Opportunity		9
		11	Excessive Short-Term Trading in Funds		9
	B.	Invesco Ltd. Securities			9
	C.	Limitations on Other Personal Activities			10
		1	Outside Business Activities		10
		2	Gifts and Entertainment Policy		10
			•Entertainment.		10
			•Gifts		10
		3	U.S. Department of Labor Reporting		11
	D.	Parallel Investing Permitted			11
IV.	Reporting of Potential Compliance Issues				11
V.	Administration of the Code				12
VI.	Sanctions				12
VII.	Exceptions to the Code				12
VIII.	Definitions				12
IX.	Invesco Ltd. Policies and Procedures				14

Code of Ethics Contacts	14

Invesco Advisers, Inc.

CODE OF ETHICS

(Originally adopted February 29, 2008; Amended effective January 1, 2010)

I. Introduction

Invesco Advisers, Inc. has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of Invesco Advisers, Inc.'s investment company Clients take precedence over the personal interests of Invesco Advisers, Inc. and Covered Persons (defined below). Capitalized terms used herein and not otherwise defined are defined at the end of this document.

This Code of Ethics ("the Code") applies to all:

  Employees of Invesco Advisors, Inc.; and

Employees of any Invesco Advisers, Inc. affiliate that, in connection with their duties, obtain or are determined by the Compliance Department to have access to, any information concerning recommendations being made by any Invesco Advisers, Inc. entity to any of its Clients.

II.(A) Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons.

  the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and
  all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual's position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. It does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

II.(B) Compliance with Laws, Rules and Regulations; Reporting of Violations

All Invesco Advisers, Inc. Employees are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Employees shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco Advisers,

Inc. 's Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section IV of this Code under "Reporting of Potential Compliance Issues."

III. Limits on Personal Investing

A. Personal Investing

1. Pre-clearance of Personal Security Transactions. All Covered Persons must pre-clear all personal security transactions involving Covered Securities with the Compliance Department using the automated review system.

Covered Securities include but are not limited to all investments that can be made by an Invesco Advisers, Inc. entity for its Clients, including stocks, bonds, municipal bonds, exchange traded funds (ETFs) and any of their derivatives such as options.

Although Affiliated Mutual Funds are considered Covered Securities those that are held by Employees at theAffiliated Mutual Funds' transfer agent or in the Invesco Ltd. 401(k) or Money Purchase plans (excluding the Personal Choice Retirement Account (PCRA)), do not need to be pre-cleared through the automated review system because compliance monitoring for these plans is done through a separate process. Affiliated Mutual Funds that are held in external brokerage accounts or in the PCRA MUST be pre-cleared through the automated review system. Please refer to section III.B for guidelines on Invesco Ltd. securities.

Covered Securities do not include shares of money market funds, government securities, certificates of deposit or shares of mutual funds not advised by Invesco Advisers, Inc.. (Please refer to the "Definitions" section of this Code for more information on the term, Covered Security.)

If you are unclear about whether a proposed transaction involves a Covered Security, contact the Compliance Department via email at CodeofEthics(North America)@invesco.com or by phone at 1-877-331-CODE [1-877-331-2633] prior to executing the transaction.

  Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of trading day such approval is good through the next trading day.

The automated review system will review personal trade requests from Covered Persons based on the following considerations:

  Blackout Period. Invesco Advisers, Inc. does not permit Covered Persons to trade in a Covered Security if a Client has executed a transaction in the same security within:
  two trading days before or after the Covered Person's request is received, or if there is a Client order on that security currently with the trading desk.

For example, if a Client trades on a Monday, Covered Persons may not be cleared to trade until Thursday.

  Investment Personnel. Investment Personnel may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.
  De minimis Exemptions. The Compliance Department will apply the following de minimis exemptionsin granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person's proposed personal transaction:
  Equity de minimis exemptions.
  If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index.
  If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting client activity in that security on the trading desk that exceeds 500 shares per trading day.
  Fixed income de minimis exemption. If a Covered Person does not have knowledge of trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security in a rolling 30-day period.

The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the black-out period is the last three trading days. For Investments, Portfolio Administration and IT personnel, the Compliance Department will also check the trading activity of affiliates with respect to which such personnel have access to transactional information to verify that there have been no Client transactions in the requested security within the last three trading days. The Compliance Department will notify the Covered Person of the approval or denial of the proposed personal transaction. The approval of a personal securities transaction request is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted, the Covered Person must resubmit the request on another day for approval.

Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:

  A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

  Repeat violations may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.

2. Prohibition of Short-Term Trading Profits. Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco Advisors, Inc.'s choice and a letter of education may be issued to the Covered Person.

3. Initial Public Offerings. Covered Persons are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by the Compliance Department and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer (or designee) of the Covered Person's business unit.

(i) Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in their personal accounts if an Invesco Advisers, Inc. Client for whose account they have investment management responsibility has a long position in those Securities.

4. Restricted List Securities. Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

6. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specificed throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

7. Brokerage Accounts. Covered Persons may only maintain brokerage accounts with discount broker-dealers that provide electronic feeds of confirmations and monthly statements directly to the Compliance Department,
  Invesco Advisers, Inc. -affiliated Broker-dealers, or InvescoDistributors, Inc.
  full service broker-dealers. Covered Persons may own shares of Affiliated Mutual Fundsthat are held at a non-Invesco Advisers, Inc. affiliated broker-dealer only if the broker-dealer provides an electronic feed of all transactions and statements to Invesco Advisers, Inc.'s Compliance Department. All Covered Persons must arrange for their broker-dealers to forward to the Compliance Department on a timely basis duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, in an electronic format if they include holdings in Affiliated MutualFunds and preferably in an electronic format for holdings other than Affiliated Mutual Funds.

As a result, existing Covered Persons must move any existing brokerage accounts that do not comply with the above provision as of the date of this Code to appropriate broker-dealers within six months of the effective date of this Code and every person who becomes a Covered Person under this Code subsequent to the effective date must move all of their brokerage accounts that do not comply with the above provision of the Code within thirty (30) days from the date the Covered Person becomes subject to this Code.

Please refer to the following link in the Invesco Ltd.'s intranet site for a list of broker-dealers that currently provide electronic transaction and statement feeds to Invesco Advisers, Inc. :

http://sharepoint/sites/Compliance-COE-
NA/Training/Documents/Approved%20Discount%20Broker%20List.pdf

8. Reporting Requirements.

a. Initial Holdings Reports. Within 10 days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting into the electronic review system, StarCompliance, the following information (the information must be current within 45 days of the date the person becomes a Covered Person):

  A list of all security holdings, including the name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership;
  The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and
  The date that the report is submitted by the Covered Person.

b. Quarterly Transactions Reports. All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest: This includes any Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by Invesco Advisers, Inc. or its affiliates:

  The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

  The nature of the transaction (buy, sell, etc.);
  The price of the Covered Security at which the transaction was executed;
  The name of the broker-dealer or bank executing the transaction; and
  The date that the report is submitted to the Compliance Department.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the Report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan, Dividend Reinvestment Plan or similar plans in the quarterly transaction report.

Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by Invesco Advisers, Inc. or its affiliates). The report shall include:

  The date the account was established;
  The name of the broker-dealer or bank; and
  The date that the report is submitted to the Compliance Department.

The Compliance Department may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

c. Annual Holdings Reports. All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to the Compliance Department:

  The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;
  The name of the broker-dealer or bank with or through which the security is held; and
  The date that the report is submitted by the Covered Person to the Compliance Department.

d. Discretionary Managed Accounts. In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments.. Covered Persons must receive approval from the Compliance Department to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect Control over the managed accounts.

e. Certification of Compliance. All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The Invesco Advisers, Inc. Internal Compliance Controls Committee (ICCC) will review and approve the Code annually. If material changes are made to the during the year, these changes will also be reviewed by the Invesco Advisers, Inc. ICCC and all Covered Persons must certify within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

9. Private Securities Transactions. Covered Persons may not engage in a Private Securities Transaction without first giving the Compliance Department a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from the Compliance Department. Investment Personnel who have been approved to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to the Compliance Department and the Chief Investment Officer of the Investment Personnel's Invesco Ltd. business unit when they are involved in a Client's subsequent consideration of an investment in the same issuer. The business unit's decision to purchase such securities on behalf of Client account must be independently reviewed by Investment Personnel with no personal interest in that issuer.

10. Limited Investment Opportunity (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a Limited Investment Opportunity without first giving the Compliance Department a detailed written notification describing the transaction and obtaining prior written permission from the Compliance Department.

11. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised or sub-advised by Invesco Advisors, Inc. and are subject to various limitations on the number of transactions as indicated in the respective prospectus and other fund disclosure documents.

B. Invesco Ltd. Securities

1. No Employee may effect short sales of Invesco Ltd. securities.

2. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to "black-out" periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

3. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section III.A.7 of this Code.

C. Limitations on Other Personal Activities

1. Outside Business Activities. You may not engage in any Outside Business Activity, regardless of whether or not you receive compensation, without prior approval from Compliance.Absent prior written approval of the Compliance Department, Employees may not serve as directors, officers or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Invesco Advisers, Inc. Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal trades.

2. Gift and Entertainment Policy. Employees may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which employees may accept or give gifts or entertainment. Where there are conflicts between a minimal standard established by an Invesco Ltd. policy and the standards established by an Inveso Advisers, Inc. policy, including this Code, the latter shall supersede. .

Under no circumstances may an Employee give or accept cash or any possible cash equivalent from a broker or vendor.

An Employee may not provide or receive any Gift or Entertainment that is conditioned upon Invesco Advisers, Inc. , its parents or affiliates doing business with the other entity or person involved.

  Entertainment. Employees must report Entertainment with the Compliance Department within thirty (30) calendar days after the receipt or giving by submitting a Gift Report within the automated review system. The requirement to report Entertainment includes dinners or any other event with an Invesco Advisers, Inc. Business Partner in attendance.

Examples of Entertainment that may be excessive in value include Super Bowl tickets, tickets to All-Star games, hunting trips, or ski trips. An occasional ticket to a sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Additionally, Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of the Compliance Department.

  Gifts. All Gifts given or received must be reported to the Compliance Department within thirty (30) calendar days after the receipt or giving by submitting a Gift Report within the automated review system. Employees are prohibited from accepting or giving the following:
  single Gifts valued in excess of $100 in any calendar year; or
  Gifts from one person or firm valued in excess of $100 during a calendar year period.

3. US Department of Labor Reporting: Under current US Department of Labor (DOL) Regulations, Invesco Advisers, Inc. is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as "union officials"). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc. Employees to a union or union official is considered a payment reportable to the DOL.

Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official which do not exceed $250 a year, that threshold applies to all of Invesco Advisers, Inc. 's Employees in the aggregate with respect to each union or union official. Therefore, it is Invesco Advisers, Inc. 's policy to require that ALL gifts or entertainment furnished by Employee be reported to Invesco Advisers, Inc. using the Invesco Advisers, Inc. Finance Department's expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. Such details include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.

Invesco Advisers, Inc. is obligated to reports on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.

If you have any question whether a payment to a union or union official is reportable, please contact the Compliance Department. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco Advisers, Inc. and their Employees

D. Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco Advisers, Inc. for its Clients.

IV. Reporting of Potential Compliance Issues

Invesco Advisers, Inc. has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with Invesco Advisers, Inc.'s General Counsel or Chief Compliance Officer. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Compliance Reporting Line, 1-866-297-3627 which is available to employees of multiple operating units of Invesco Ltd. When you dial this number and you are asked for your name, use "Invesco." To ensure your confidentiality, this phone line is provided by an independent company. It is available 24 hours a day, 7 days a week. All calls to the Compliance Reporting Line will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

V. Administration of the Code of Ethics

Invesco Advisers, Inc. has used reasonable diligence to institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco Advisers, Inc. will furnish to the Invesco Advisers, Inc. Internal Compliance Controls Committee (ICCC), or such committee as it may designate, a written report that:

  describes significant issues arising under the Code since the last report to the ICCC, including information about material violations of the Code and sanctions imposed in response to material violations; and
  certifies that Invesco Advisers, Inc. has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

VI. Sanctions

Upon discovering a material violation of the Code, the Compliance Department will notify Invesco Advisers, Inc.'s Chief Compliance Officer (CCO). The CCO will notify the ICCC of any material violations at the next regularly scheduled meeting.

The Compliance Department will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco Advisers, Inc.may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

VII. Exceptions to the Code

Invesco Advisers, Inc.'s Chief Compliance Officer (or designee) may grant an exception to any provision in this Code and will report all such exceptions at the next ICCC meeting.

VIII. Definitions

  "Affiliated Mutual Funds" generally includes all mutual funds advised or sub-advised by Invesco Advisers, Inc..
  "Automatic Investment Plan" means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.
  "Beneficial Ownership" has the same meaning as Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the '34 Act"). To have a beneficial interest, Covered Persons must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.
  "Client" means any account for which Invesco Advisers, Inc. is either the adviser or sub-adviser.
  "Control" has the same meaning as under Section 2(a)(9) of the Investment Company Act, as amended (the "Investment Company Act").
  "Covered Person" means and includes:
  any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc. affiliates that, in connection with his or her duties, obtains or has access to any information concerning investment recommendations being made by any Invesco Advisers, Inc. entity to any of its Clients.

  All Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.
  Any other persons falling within such definitions under Rule 17j-1 of the Company Act or Rule 204A-1 under the Advisors Act and such other persons that may be so deemed by Compliance.
  "Covered Security" has the same meaning as Section 2(a)(36) of the Investment Company Act except that it shall not include shares of any registered open-end investment company (mutual funds), except Affiliated MutualFunds, not advised or sub-advised by Invesco Advisers, Inc. . All Affiiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by Invesco Advisers, Inc. . An exchange traded funds (ETF) is considered a Covered Security. A Covered Security does not include the following:
  Direct obligations of the Government of the United States or its agencies;
  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
  Any open-end mutual fund except Affiliated MutualFunds, not advised or sub-advised by Invesco Advisers, Inc. ; and
  Invesco Ltd. stock because it is subject to the provisions of Invesco Ltd.'s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.
  "Employee" means any full or part time Employee of Invesco Advisers, Inc. , including any consultant or contractor who Invesco Advisers, Inc.'s Compliance Department determines to have access to information regarding Invesco Advisers, Inc. 's trading activity.
  "Investment Personnel" means any Employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client.
  "IT Personnel" means any Employee that is designated to work in the Information Technology Department.
  "Gifts", "Entertainment" and "Business Partner" have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.
  "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the '34 Act.

  "Invesco Advisers, Inc. -affiliated Broker-dealer" means Invesco Distributors, Inc. or its successors.
  "Private Securities Transaction" means any securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the Financial Industry Regulatory Authority's (FINRA) Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.
  "Restricted List Securities" means the list of securities that are provided to Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd.unit).

IX. Invesco Ltd. Policies and Procedures

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Policy Concerning Political Contributions and Charitable Donations, and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an Inveso Advisers, Inc. policy, including this Code, the latter shall supersede.

CODE OF ETHICS CONTACTS

  Telephone Hotline: 1-877-331-CODE [2633]
  E-Mail: CodeofEthics(North America)@invesco.com

Last Revised: January 1, 2010

INSIDER TRADING POLICIES--RETAIL AND INSTITUTIONAL

Applicable to	Institutional and Retail Accounts; All Invesco U.S. employees
Risk Addressed by Policy	To detect and prevent the misuse of material non public information by Invesco Advisers, Inc. and its employees
Relevant Law and Other Sources	Investment Advisers Act of 1940 Section 204A; Investment Company Act of 1940
Last Tested Date
Policy/Procedure Owner	Advisory Compliance
Policy Approver	Invesco Risk Management Committee
Approved/Adopted Date	January 1, 2010

The following policies and procedures apply to all institutional accounts, clients and funds and all retail funds managed by Invesco Advisers, Inc. ("Invesco").

A. POLICY STATEMENT

Invesco has adopted this Insider Trading Policy (the "Policy") in compliance with the requirements of Section 204A of the Investment Advisers Act of 1940 to develop and enforce written policies and procedures that are reasonably designed to detect and prevent the misuse of material, non-public information by the investment adviser and its employees, a practice sometimes referred to as "insider trading".

Insider trading by employees on behalf of an Invesco client, an employee's personal account, or any other person is prohibited. In accordance with Invesco's Policy, any employee who engages in insider trading will be terminated. Insider trading may subject the employee under U.S. law to civil damages, a permanent bar from the industry and criminal fines and imprisonment. In addition, Invesco officers and other managers may be subject to penalties if employees under their supervision engage in insider trading.

This Policy operates in concert with and incorporates by reference Invesco's Code of Ethics (the "Code"), as the procedures described in the Code dealing with employee personal securities transactions are also applicable to the Policy in terms of monitoring personal transactions for compliance with the principles established under this Policy.

B. OPERATING PROCEDURES AND RESPONSIBLE PARTIES

Trading on non-public information1 is not a basis for liability unless the information is material. Information is considered "material"2 when:

Information for which there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase or sell a security. (Please note that the information may or may not change an actual investment decision.)

Information that is reasonably certain to have a substantial effect on the price of a company's securities. Information about Invesco client investment decisions may also be material non-public information.

Insider

The concept of an "insider" is broad. It includes, among others, officers, directors and employees of a company. A person may be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to confidential information solely for the company's purposes. For example, temporary insiders may include the company's attorneys, accountants, consultants and bank lending officers, employees of these organizations, persons who acquire a 10% beneficial interest in the issuer and other persons who are privy to material non-public information ("MNPI") about the company. Invesco and its employees from time to time become "temporary insiders" of certain companies in which we invest, which we advise, or for which we perform any other service. The United States Supreme Court has held in various opinions that an outside individual may be considered an insider, if the company expects the outsider to keep the disclosed non-public information confidential or if the relationship suggests such a duty of confidentiality.

1 Non-Public Information

Information is considered non-public for insider trading purposes until it has been fully disclosed and disseminated to the public, including clients' holdings, recommendations and transactions. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. One must be able to point to some fact to show that all the information and not just part of the information is generally available to the public. Under current SEC guidance, however, information contained on a company web site is not necessarily public at the moment it appears. According to the SEC, depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public.

2 Material Information

Material information may include: a company's earnings estimates, gain or loss of a significant customer or client, dividend changes or the declaration of a stock split, sources of financing through the private as opposed to the public market, reorganization of company or major division, major product discoveries, major litigation and liquidity problems, merger, acquisition, spin off, change in senior management, information obtained from a board member, and any information you obtain about a public company that would materially impact another publicly traded company (based on the criteria established in this Policy).

Insider Trading

Insider trading involves the participation (including giving of instructions or simply providing MNPI to others) in the execution of any purchase or sale of a publicly traded security while in possession of MNPI pertaining to the issuer. Inside information may relate, for example, to:

  Any publicly traded company in which Invesco may consider making or recommending investments for its clients;
  An Invesco client that is a publicly traded company;
  Any company either undergoing restructuring and/or controlled by Invesco or any of its affiliates; or
  Invesco (or Invesco Ltd.) itself.

Misappropriation

Under the "misappropriation" theory, liability is established when trading occurs based on MNPI that is stolen or misappropriated from any other person. In U.S. v. Carpenter, a columnist defrauded The Wall Street Journal by stealing non-public information from the Journal and using it for trading in the securities markets. Note that the misappropriation theory can be used to reach a variety of individuals who might not be considered "insiders" under the fiduciary duty theory.

Fiduciary Duty

Your fiduciary duties to Invesco and to Invesco's clients prohibit you from engaging in any insider trading or inappropriately disseminating inside information and require you to follow these policies and procedures for handling any inside information.

Examples of Unlawful Conduct

  Trading for a personal account based on inside information about the company.
  Recommending a transaction to a client (or any other party) or directing a trade in a discretionary client account when you have relevant inside information.
  Providing inside information to someone else, who then buys or sells a public security of the company.
  Trading by any third person based upon the inside information if that person knows that the information is supposed to be kept confidential.
  Under U.S. law, it generally does not matter if you can rightly claim that you did not use the inside information in deciding to make a trade. In most cases the mere possession of inside information at the time of a trade will constitute a legal violation.

  Trading ahead of transactions intended for Invesco's clients, either in the same ("front running") or opposite direction ("scalping"), may constitute insider trading as well.

Legal Remedies for Insider Trading Violation

Penalties for trading on or communicating MNPI are severe. Individuals involved in such conduct may be subject to both civil and criminal penalties. A controlling person may also be subject to civil or criminal penalties for failing to establish, maintain and enforce Invesco's Policy and/or if its failure permitted or substantially contributed to an insider trading violation.3

Individuals can be subject to some or all of the following penalties, even if there is no personal benefit from the violation:

  CIVIL INJUNCTIONS
  DISGORGEMENT OF PROFITS
  JAIL SENTENCES - Maximum jail sentences for criminal securities law violations up to 10 years.
  CIVIL FINES - Persons who committed the violation may pay up to three times the profit gained or loss avoided, whether or not the person actually benefited.
  CRIMINAL FINES - The employer or other "controlling persons" may be subject to substantial monetary fines.

Violators will be barred from the securities industry.

Procedures

To prevent the inappropriate use of inside or MNPI, you must be sure to comply with the following procedures. Upon the receipt of non-public information you must:

3 "Controlling persons" include not only employers, but also any person with power to influence or control the direction of the management, policies or activities of another person. Controlling persons may include not only the company, but also its directors and officers, and may be subject to the full range of legal remedies for failure to take appropriate action to reasonably ensure MNPI is not misappropriated and misused.

  Immediately contact Invesco's U.S. Compliance Department to assist in determining whether the non-public information is MNPI.
  Anyone in possession of MNPI of a public company must not buy or sell any securities of that company for their own personal account or disseminate the MNPI without approval or as otherwise described in the Information Barrier Procedures.
  All employees in possession of MNPI are required to comply with the Information Barrier (sometimes referred to as fire walls) Procedures outlined below.

Information Barrier Procedures

Invesco's Information Barrier Procedures ("IBP") create information barriers among Invesco entities that regularly receive non-public information as a result of their investment strategy, e.g., WL Ross & Co. LLC ("WLR"), Invesco Senior Secured Management Inc. ("ISSM"), Invesco Private Capital Inc. ("IPC") (collectively referred to as the "Invesco Private Entities") and between all other investment advisory affiliates and subsidiaries. The IBP are designed to prevent the flow of issuer related communications among and between the Invesco Private Entities and Invesco's related advisory affiliates and business units. The information barriers consist of both physical walls and monitoring techniques designed to: 1) contain MNPI within the investment affiliates and subsidiaries, and 2) prevent the misuse of MNPI by those units in possession of the MNPI.

These Information Barrier Procedures complement Invesco's Insider Trading and Code of Ethics Policies and Procedures by requiring Invesco's U.S. Compliance Departments at all locations to coordinate monitoring of company and individual trading activities to reasonably ensure that the integrity of Invesco's information barriers is not compromised, and business units do not become tainted by the receipt of MNPI.

Barriers Among Investment Subsidiaries

The following IBP are aided by geographical barriers separating both Invesco and its affiliates. However, WLR, ISSM and IPC are all federally registered investment advisers located in the same office. WLR and ISSM are separated from each other by physical walls. IPC's two lines of business have been split into two separate reporting lines. The direct venture capital portion of IPC resides on the WLR side of the wall, and the fund of funds ("FOF") business resides on the ISSM side of the wall.

The procedures described below are intended to limit the extent of potential communication of MNPI among all Invesco affiliates and subsidiaries, including the Invesco Private Entities.

Invesco's U.S. Compliance Department works to limit the communication of MNPI among all entities, operating under the principle that the more widely known the information, the greater the potential that an issuer must be included on the Invesco Ltd. Restricted List ("IVZ Restricted List") or restricted lists of the investment affiliates. In order to limit the number of issuers being placed on any restricted list, the relevant local office of the U.S. Compliance Department of the corresponding affiliates are notified prior to any communications of issuer related information among the employees. These IBP prohibit Invesco affiliated entities from communicating sensitive company specific or "issuer specific" information to each other absent notice to compliance personnel. This IBP is not intended to prevent the communication of macro-economic or industry specific information (or non-investment related information) among employees.

Employees of one investment affiliate and/or business unit may not communicate MNPI with employees of another affiliated entity and/or business unit, absent express approval of each of the U.S. Compliance Departments from the locations involved. Any communication of issuer-specific MNPI requires the participation of and monitoring by a compliance representative. The Global Assurance Officer ("GAO") of Invesco, or his or her designee, is informed by one or more compliance officers in the locations involved with all issuer specific communications between employees. The compliance officer in one of the locations memorializes the discussion and it is provided to the GAO for review.

In cases where MNPI has been communicated between employees of different affiliates and/or locations, Invesco's U.S. Compliance Departments at each of the locations involved work together to "wall off" the employees in possession of MNPI. Invesco's U.S. Compliance Department also will determine whether an issuer may need to be placed on the Watch List or the Restricted List as a result of these communications.

Restricted List

A Restricted List prohibits the purchase and sale, unless otherwise specified, of issuers that appear on the list on behalf of both Invesco clients' and employees' personal accounts when an employee is in possession of MNPI. Invesco Ltd. has an IVZ Restricted List that restricts the entire organization world wide. However, the restricted lists maintained locally by either each geographically separate location and/or separate federally registered adviser, some of which are in the same location, does not restrict the entire organization world wide, and only restricts either that location and/or the registered adviser. WLR and ISSM maintain separate restricted lists that only WLR and ISSM are subject to, respectively. IPC's restricted list is split between WLR and ISSM, where the issuers of the direct venture capital business that need to be restricted are included on WLR's restricted list, and the FOF business is included on the ISSM restricted list. The WLR restricted list is distributed to all WLR employees, including IPC venture capital employees on the WLR side of the physical wall, and ISSM's restricted list is provided to ISSM and IPC FOF employees.

The IVZ Restricted List is also applied in certain situations of inadvertent disclosure of MNPI. When MNPI is inadvertently disclosed to the public side, and if local compliance in consultation with the GAO cannot erect an information barrier around the individual in possession of MNPI, the issuer is placed on the IVZ Restricted List, thereby restricting the entire organization world wide. The IVZ Restricted List is distributed to the respective Compliance Departments world wide, and the local compliance officer determines to whom the IVZ Restricted List should be distributed - which is generally traders, portfolio managers, and others who have a business reason to know.

Watch List

A Watch List is a set of procedures by which Invesco's U.S. Compliance Department monitors trading in specific securities for the purpose of detecting any improper activity. The purpose of a Watch List is to allow this monitoring without alerting the remainder of Invesco and without having to impose a general trading restriction. A security is placed on the Watch List when, MNPI has not been widely disseminated and compliance believes it can contain the information within the business unit or the individual who is in possession of MNPI by erecting an information barrier around either the business unit or the individual. Information barriers are erected around business units by placing the issuer that is being watched on the watch list of the registrant who is responsible for the business unit in possession of MNPI and monitoring company and personal trading activity to reasonably ensure the MNPI is not misused. In the event that the employee can be effectively "walled off" from others in the business unit, compliance will assess the feasibility of and extent to which any client account(s) may need to be temporarily reassigned until the MNPI is either stale or the information is disseminated in the public domain, thereby clearing the security. Such a reassignment is to prevent a client from being adversely affected because one or a limited number of employees responsible for its account are restricted from trading in the securities of a particular issuer.

The restricted lists of all other Invesco locations and affiliates, such as WLR and ISSM, are shared among the various compliance departments in other Invesco locations. Invesco's U.S. Compliance Departments that receive these restricted lists from other affiliated locations use these restricted lists as their watch list to monitor trading activity at their location. This procedure reasonably ensures that the integrity of the walls, whether geographic or physical between registered advisers in the same or different locations, are not compromised and the MNPI is not misused.

Cross Wall Communications

The Invesco affiliates and/or business units that have a legitimate business need to communicate issuer specific information or MNPI as part of their routine business activity (e.g. WLR, ISSM and IPC), and are on the private side of the physical wall, are permitted to do so.

Private side employees may only engage in investment related communications with employees on the public side of the wall. Investment related communication includes, but is not limited to: investment strategy, security selection, asset allocation, market conditions, sector analysis, projections, forecasts, estimates and macro-economic conditions, or any other publicly available information. This type of activity is also permitted for private employees who wish to communicate with other private side employees that are from a separate and distinct walled off private side business unit, such as the physical wall between WLR and ISSM.

Any face-to-face, investment related, communication between private side and public side employees must occur in a conference room (or other public area) on the public side of the physical wall.

Any investment related communication that concerns a specific company or series of companies (i.e., "issuer-specific communications") between either a private side and a public side employee or between two private side employees that are separated by a physical wall and are subject to separate restricted lists must be monitored by a compliance representative to reasonably ensure there is no inappropriate leakage of MNPI.

"Over the Wall" Communications

When the private side seeks to utilize the services of a public side employee, a written request is delivered (email is acceptable) to the local compliance officer for authorization. When authorization is provided, the public side employee is brought "over the wall" as a member of the private side. This kind of assignment is only temporary. When a public side employee is brought over the wall, the head of the public side business unit formally notifies all other public side employees that an employee has been temporarily assigned to the private side, and that the limitations as to communication with private side employees now applies in full to the employee brought over the wall. A copy the notification is then forwarded to the local compliance officer.

Safeguarding Information at Other Locations

WLR, ISSM, IPC or any other Invesco entity with multiple office locations and who share MNPI with employees at these office locations, and where the office locations may be sharing space that is not separated by a physical wall, should adhere to the following procedures as applicable:

  secure sensitive information in locked drawers, cabinets and offices;
  restrict unauthorized access to computers;
  dispose of all documents properly, such as shredding documents that are no longer needed;
  refrain from leaving documents unattended in public areas;
  utilize secure photocopiers and facsimiles;
  limit discussions of sensitive information to private areas; and/or refraining from the use of speaker telephones or mobile telephones when permissibly communicating MNPI.

Monitoring

A very essential element of Invesco's procedures is the ability to monitor activity to reasonably ensure compliance with these Information Barrier Procedures. Invesco's U.S. Compliance will monitor both Invesco client and employee trading activity to reasonably ensure there is no trading activity in issuers that appear on any of the restricted lists.

Company Trading Activity

Pre-Trade - All restricted lists (including the IVZ Restricted List) are fed into trading systems used by Invesco to transact in client accounts as well as systems used by other affiliated entities. Any security appearing on a restricted list is blocked from being entered into an order in the trading system.

Post Trade - For certain asset classes that are not traded through a system, such as accounts managed by ISSM that transact in bank and leveraged loans, all transactions are manually compared to all restricted and watch lists.

Personal (Employee) Trading

Pre-Trade - All restricted lists (including the IVZ Restricted List) are fed into all personal trading pre-clearance systems utilized by Invesco and its affiliates.

"Above the Wall" Personnel

Certain employees who are not involved directly in managing portfolios, such as certain members of senior management and executive committees, Invesco's U.S. Compliance Department and all affiliated and related entities' compliance departments, and their respective support staffs, may in the course of their normal work duties obtain issuer-specific information that could include MNPI. These employees are referred to as "Exempt Employees", and are considered "above the wall". All above the wall employees are subject to the procedures below in lieu of the procedures established above.

Exempt Employees are limited in number and will not include personnel who have portfolio management responsibilities or otherwise select securities for proprietary or non-proprietary accounts. Invesco and its affiliated entities maintain a list of Exempt Employees. Exempt Employees:

  are subject to the restrictions against disseminating MNPI and the personal securities reporting procedures established under Invesco's and its related entities as well as Invesco Ltd.'s Code of Ethics;
  may communicate with the personnel of Invesco and other related entities and business units in the normal course to carry out their work duties, provided that they do not communicate MNPI;
  who are in possession of MNPI should (if not in the legal department or compliance department) notify their respective compliance department immediately. The future dissemination of MNPI is reviewed by Invesco's U.S. Compliance Department at the relevant location(s).
  should arrange for a compliance representative at the relevant location to be present, in person or by telephone, during any issuer-specific communications or other communications involving MNPI, the content of which is documented and maintained by the appropriate compliance department.
  who are involved in any communications of a business nature relating to MNPI should ensure the business communication is conducted in a secure location or by a secure means of communication. For example, the use of speaker phones or mobile telephones should be avoided, and, in the case of face-to-face communications, a secured conference room should be used for this purpose.

Any personnel of Invesco or any related entity must not obtain or seek to obtain MNPI from an Exempt Employee.

In the event that a compliance representative at a relevant location determines that MNPI has been inadvertently communicated, the GAO and other responsible compliance personnel determines whether information barriers need to be erected and/or restricted or watch list designations that may need to be made.

C. RECORDKEEPING

Records are maintained in accordance with Invesco's Recordkeeping Policy.